Strictly Confidential

[Reference Translation]

Letter of Intent

Shandong Radio & Broadcasting Newspaper Goup

and

Jinan Zhong Kuan Dian Guang Information Technology Co. Ltd.

December 2007

LETTER OF INTENT

This Letter of Intent (LOI) is dated this fifth day of December 2007 by and among

(1)
Shandong Radio & Broadcasting Newspaper Group (Party A), a company incorporated under the laws of the People’s Republic of China (PRC) with its registered address at No.3, Qingnian East Road, Licheng District, Jinan, Shandong Province, PRC, 250011;

and

(2)
Jinan Zhong Kuan Dian Guang Information Technology Co., Ltd. (Party B), a company incorporated under the laws of PRC, with its registered address at Room 1014, Wenjiao Tower, No. 1 Qingnian East Road, Jinan, Shandong Province, PRC, 250011;

(individually a Party, and collectively the Parties).

1.	Transaction

1.1
Subject to the completion of a satisfactory due diligence within the scope proposed by Party B in accordance with paragraph 2 of this LOI, Party B shall contribute RMB 30,000,000. Party A shall contribute assets, valued at RMB 30,000,000, that are related to business of Shandong Radio & Broadcasting Newspaper Group (Including TV Weekly Magazine, Movie Times Magazine, and Shandong Radio & Broadcasting Newspaper). The Parties seek to jointly incorporate a company that shall be named, on a temporary basis, Shandong TV Guide Mediao Group Co. Ltd. (New Company), and located in Jinan, in which Party A and Party B shall hold, respectively, 50% and 50% of the equity interest therein. The business scope of the New Company shall include, without limitation, the technical consulting service, information consulting service, TV program production, advertising design, advertising agency services; and other business operations which are approved by the Parties.

1.2
When the New Company is incorporated, Party A shall enter into Exclusive Operating Service Agreement (Exclusive Service Agreement) and Exclusive Advertising Agency Agreement (Exclusive Advertising Agreement) with the New Company. The terms set forth in the Exclusive Service Agreement and the format of such agreements shall be to the complete satisfaction of party B. In accordance with these agreements, Party A shall accept the exclusive consultation services related to all newspaper and magazine publishing business and grant the exclusive advertising agency rights to the New Company. (The incorporation of the New Company, the signing of “Exclusive Service Agreement” and “Exclusive Agency Agreement” are collectively named “Transaction”).

2.	Financial, Technical and Legal Due Diligence

2.1
Party B and its advisors shall undertake financial, technical and legal due diligence of Party A and the companies and entities related to the operations of Party A within 30 days following the signing of this LOI. For the avoidance of doubt, the technical due diligence will examine details of the user information database, agreements with users, intellectual property and other related aspects of the assets and business. Party B has provided a due diligence checklist and the proposed scope of the due diligence prior to the date of this LOI.

2.2	Party A shall use its best efforts to facilitate the due diligence by providing documentation and corporate information in a timely manner upon the request of Party B and its advisors.

2.3
Concurrently with and on the basis of the due diligence findings, the Parties agree to discuss and consider the most efficient structures for the Transaction and to devise a restructuring plan to be implemented prior to the closing of the Transaction.

3.	Definitive Agreements

Subject to satisfactory due diligence and agreement on the restructuring plan, within 45 days after the signing of this LOI, the Parties agree to sign and, where necessary, cause their affiliated persons to sign, a number of agreements for the Transaction (Definitive Agreements), including without limitation: cooperative framework agreement, Exclusive Service Agreement, and Exclusive Advertising Agency Agreement. The Parties shall set forth specific provisions regarding the restructuring plan in the cooperative framework agreement.

4.	Closing

The Parties agree that, unless Party B expressly desires otherwise, the closing of the Transaction shall be conditional upon the following, namely:

4.1
the completion of a full financial and legal due diligence of Party A and its related companies and entities by Party B’s advisors with Party A’s assistance as set forth in paragraph 2 above, and the result of such due diligence is satisfactory to Party B in all material aspects;

4.2	the Parties having entered into the Definitive Agreements listed in paragraph 3 above and having performed their obligations thereunder;

4.3	the restructuring plan having been implemented and completed; and

4.4	all necessary consents and/or approvals being granted by third parties (including governmental authorities) and all subsequent registrations and administrative filings being completed.

5.	Non-Binding Nature

The Parties agree that, except for paragraphs 7 and 9 hereof, this LOI is not intended to be a binding agreement, but merely reflects the Parties’ understanding to date. After signing hereof, the Parties will proceed to undertake further negotiations and to commence with the Transaction in accordance with the process specified in paragraph 2 above and on the basis of this LOI.

6.	Non-Competition

6.1
After the completion of the Transaction, Party A shall not, through its shareholders and affiliated companies, without first obtaining the written approval of Party B, operate any business or undertake any cooperation with any third parties that are identical or similar to the Transaction.

6.2	Each Party shall minimize any existing or potential conflicts of interest during the Transaction and shall disclose the existence or awareness of any such conflict to the other Party.

7.	Confidentiality

The Parties agree that all information related to the negotiation of this Transaction and any other associated information deemed by any Party to be confidential (including, without limitation, information relating to any Party’s business and intellectual property rights) disclosed to the other Party during the negotiations relating to this LOI will only be used for the purpose of the Transaction only, and the Parties will take appropriate measures to ensure that such information will not be acquired by any third party through inappropriate means. The obligations of this paragraph 7 shall survive any termination of the LOI.

If either Party violates the provisions of this paragraph 7, it shall be liable to the other Party for the damages caused thereby.

8.	Good Faith Negotiations

8.1	The Parties agree to negotiate in good faith to sign the Definitive Agreements and any other documents required for the closing of the Transaction within 30 days after the execution of this LOI.

8.2
If the Transaction cannot be completed within 45 days hereof, all transactions for purposes of the Transaction will immediately cease except for the Parties’ confidentiality obligations specified in paragraph 7 hereof, and neither Party shall be liable to the other Party for any other obligations herein. The timeframe prescribed in this clause may be adjusted through mutual agreement between the Parties.

9.	Exclusivity

Party A agrees that, within 60 days from the date hereof:

9.1
it will negotiate exclusively with Party B with respect to Party A's businesses contemplated in the Transaction (whether by merger, equity sale, asset sale or otherwise), an investment by any person in Party A, or any other transaction inconsistent with the Acquisition contemplated by this LOI, and immediately will terminate any existing negotiations with any other party with respect to any such transaction;

9.2
it will not and will cause its shareholders not to, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other person concerning any such sale or investment; and

9.3
if Party A or any of its shareholders receive any proposal or other communication from a third party relating to a proposed purchase of or investment in Party A's businesses or any portion thereof, Party A will promptly communicate to Party B the substance thereof. Party A will cause its shareholders to observe the terms of this LOI, and Party A will be responsible for any breach of this LOI by any of its shareholders.

10.	Expenses

Each Party shall pay its own fees and expenses incurred with respect to this LOI and to the preparation and signing of the documents referred to in paragraph 8.1 above, including, without limitation, legal fees, taxes and stamp duties.

11.	Applicable Law

This LOI shall be governed by and interpreted in accordance with PRC law.

12.	Dispute Resolution

All disputes arising from or in connection with this LOI shall be resolved through friendly consultation between the Parties. If the dispute cannot be resolved through such consultation, it shall be submitted to the China International Economic and Trade Arbitration Commission in Beijing for arbitration, which shall be conducted in Chinese in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon the Parties.

13.	Language and Versions

This LOI shall be executed in 2 sets of originals and each Party shall receive 1 set of originals.

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IN WITNESS WHEREOF, the Parties have caused this LOI to be executed by their duly authorized representatives on the date first written above.

For and on behalf of

Shandong Radio & Broadcasting Newspaper Group

Chop:

Signature: _________________

Name: Ms. Liu Hui Lan

Title: Publisher/President

Jinan Zhong Kuan Dian Guang Information Technology Co. Ltd.

Chop:

Signature: _________________

Name: Mr. Pu Yue

Title: General Manager